Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, Chief Financial Officer
317-704-6000
PondelWilkinson Inc.
Roger Pondel/Angie Yang
310-279-5980
SKYTEL PARTNERS WITH VMS TO EXPAND U.S. DISTRIBUTION
OF SKYGUARD VEHICLE SAFETY TECHNOLOGY
     Indianapolis, IN — June 11, 2007 — Bell Industries, Inc. (AMEX:BI) today announced that its SkyTel division entered into a strategic alliance with Vehicle Manufacturers’ Services (VMS) to distribute SkyGuard, advanced Vehicle Safety Technology ™ to the consumer market. Under this 20-year agreement, VMS will serve as SkyTel’s sole U.S. sales representative with the exclusive right to market and sell SkyGuard to third parties within the automotive industry. VMS will receive a fee based upon a percentage of SkyTel’s net profits from the sales of the SkyGuard products and service agreements.
     SkyGuard uniquely offers consumers the ability to find their vehicle, ensure drivers are secure and safe, manage vehicle maintenance, and help new drivers. Combining GPS technology and a nationwide wireless network, SkyGuard records and transmits a vehicle’s location and speed, providing users access to a wealth of tracking, monitoring, control and reporting features via SkyGuard’s easy-to-use, secure website. SkyGuard also offers remote features such as the ability to disable a vehicle’s starter system, and lock and unlock capabilities.
     “SkyGuard is the leader in vehicle safety technology, and we are very excited about our prospects under this alliance,” said John A. Fellows, president and chief executive officer. “Leveraging our leadership in wireless technology, we believe SkyTel is particularly well positioned to capitalize on the rapidly growing vehicle reassurance and mobile resource management markets.”
     Fellows noted that a Federal Bureau of Investigation report stated that a vehicle is stolen every 25.5 seconds in the United States and 1.2 million vehicles, at an estimated total value of $7.6 billion, were reportedly stolen in 2005.
     George J. Wafer, founder and chief executive officer of VMS, has more than three decades of experience delivering products, services and solutions to the automotive industry. He is credited with developing the first lock-out radio to resolve theft problems, orchestrating the first outsourced original equipment manufacturer (OEM) radio sold through distributors to auto dealers, and integrating the industry’s first paperless program for an OEM.
     “This long-term strategic alliance underscores the value that we believe this partnership will create for SkyTel,” Fellows said. “George and his team bring product development and distribution expertise that can only come from an organization with significant experience successfully selling products to most major car manufacturers and major automotive distributors in the United States and Canada. We are more than confident that

VMS’s expertise and extensive network of contacts in the automotive industry will be instrumental in establishing a formidable distribution channel for SkyGuard, to sell it directly to consumers at the point of purchase for a vehicle. In addition to consumers, we believe that SkyGuard has significant value to insurance companies and lending institutions, as it is a key part of protecting their investment.”
     Fellows said, “This partnership is yet another critical step in creating additional growth initiatives for Bell Industries, and we look forward to continued progress in this exciting phase of expansion.”
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the company’s ability to successfully establish a formidable distribution channel for SkyGuard through its partnership with VMS, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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